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                                                        Exhibit 99(A)(12)

                         [IVAX CORPORATION LETTERHEAD]


                                                      June 15, 2001


                        IMPORTANT - PLEASE ACT PROMPTLY
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Dear ADS Holder of Laboratorio Chile S.A.:

IVAX CORPORATION ("IVAX"), through its subsidiary, Ivax Holdings C.I., has offered to purchase all of the outstanding American Depositary Shares (the "ADSs") of Laboratorio Chile S.A. (the "Company") at a price of US$25.00 net per ADS, payable in US dollars, upon the terms and subject to the conditions set forth in our US Offer to Purchase, dated May 31, 2001, and related documents.

Please be aware that it is a condition to our offer that at least 67% of the outstanding shares of the Company's common stock (the "Shares") (including Shares represented by the ADSs) shall have been tendered into our offer before the Company's Shareholders Meeting, which has been scheduled for June 22, 2001 to vote upon certain proposed amendments to the bylaws of the Company. Therefore, we strongly encourage you to instruct your bank or broker to tender your ADSs by June 21, 2001.

Comercial e Inversiones Portfolio Limitada and Inversiones Portfolio S.A., which collectively hold approximately 28% of the Shares, have agreed to tender all of their Shares and ADSs into our offer.

Remember --it is essential that you instruct your custodian to tender your ADSs by June 21, 2001.

If you have any questions or need assistance in tendering your ADSs, please call D.F. King & Co., Inc., the Information Agent for the offer, at (800) 758-5880 (toll free) or (212) 269-5550 (collect).

                                                         Sincerely,
                                                         IVAX Corporation

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                   PLEASE TENDER YOUR ADSs BY JUNE 21, 2001.
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